Exhibit 3.250

CERTIFICATE OF INCORPORATION

OF

THEORY MOBILE, INC.

ARTICLE I - NAME

The name of the corporation is Theory Mobile, Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in. the State of Delaware is 1675 S. State Street, Suite B, Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

ARTICLE III - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV - INCORPORATOR

The Incorporator of the Corporation is LaConna Hullinger-Bortnem. The address of the Incorporator is:

c/o Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101-3099

ARTICLE V - CAPITALIZATION

The Corporation is authorized to issue 1,000 shares of capital stock in the aggregate. The capital stock of the Corporation shall consist of a single class, designated “Common Stock,” with a par value of $0.001 per share.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII - INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII - DURATION

The Corporation is to have perpetual existence.

ARTICLE IX - AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X - BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

ARTICLE XI - DIRECTORS

The number of directors that will constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation. Vacancies created by the resignation of one or more members of the Board of Directors and new directorships created in accordance with the Bylaws of the Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office or by a sole remaining director. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE XII — STOCKHOLDER ACTION

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Advance notice of new business and stockholder nominations for the election of Directors shall be provided in the manner and to the extent provided in the Bylaws of the Corporation. Any action required by the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE XIII — BOOKS AND RECORDS

The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

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The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 25th day of April, 2016.

By.	/S/ LaCONNA HULLINGER-BORTNEM
LaConna Hullinger-Bortnem
Sole Incorporator

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.
The name of the corporation is THEORY MOBILE, INC.
2.
The Registered Office of the corporation in the State of Delaware is changed to 251 Little Falls Drive (street), in the City of Wilmington, DE County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.
3.
The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.
By:	/s/ David E. Conroy
Authorized Officer

Name:	David E. Conroy, Asst. Secretary
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